Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed by and between SSGT Borden Park, LLC, a Delaware limited liability company (“Seller”), and Din/Cal 3, Inc., a Texas corporation (“Purchaser”).

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property (herein collectively called the “Property”):

(a) Land. That certain tract of land located at 875 East Ashby Place, San Antonio, Texas 78212, being more particularly described on Exhibit “A” attached hereto and made a part hereof (herein, the “Land”), and all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land.

(b) Easements. All easements, if any, benefiting the Land or the “Improvements” (as defined in Section 1.1(d) of this Agreement).

(c) Rights and Appurtenances. All rights and appurtenances pertaining to the Land, including any right, title and interest of Seller in and to adjacent streets, rights-of-way, all and singular the rights, interests, benefits, privileges, tenements, hereditaments, and appurtenances thereon or in any way appertaining thereto, including all sewer and waste water discharge capacity allocated or reserved thereto, all potable water capacity allocated or reserved thereto, all other utility rights associated or reserved thereto, all development rights with respect thereto, and all air rights.

(d) Improvements. All improvements, fixtures, driveways, walkways and buildings and related amenities in and on the Land (herein, the “Improvements”).

(e) Leases. Seller’s interest under (i) all written leases, subleases, franchises, licenses, occupancy agreements or other agreements for space, occupancy or use in the Property (collectively, the “Leases”), including all tenant leasing files, together with all tenant security deposits held by Seller on the “Closing Date” (as defined in Section 6.1 of this Agreement), and including all rents prepaid for any period subsequent to the Closing Date, (ii) all billboard leases relating to the Property, as more particularly described on Schedule “B” attached hereto and incorporated herein (the “Billboard Leases”).

(f) Tangible Personal Property. All items of personal property owned by Seller and located on or about the Land and the Improvements (the “Tangible Personal Property”), and Seller’s (1) plans and specifications; and all other architectural and engineering drawings for the Improvements in Seller’s possession or control, if any; (2) warranties from the general contractor, subcontractors, architects, and civil engineer (to the extent assignable), if any; (3) surveys, engineering reports and other technical information relating to the Property in

Seller’s possession or control, if any; (4) certificates of occupancy, governmental permits, approvals, licenses, or similar documents, if any (to the extent assignable); and (5) other personal property owned by Seller relating to the use, leasing, maintenance, service, or operation of the Real Property including the items set forth on Exhibit “D” attached hereto.

(g) Contracts. Seller’s interest (to the extent the same is assignable) under the “Contracts” (as defined below), other than the “Rejected Contracts” (as defined below).

(h) Intangible Property. Seller’s interest, if any and without warranty, in and to all intangible property pertaining to the Land, the Improvements, or the Tangible Personal Property.

2.

PURCHASE PRICE

2.1 Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the sum of Sixteen Million One Hundred Thousand and no/100 Dollars ($16,100,000.00), subject to prorations and adjustments as set forth in this Agreement, and shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds to the Escrow Agent on the Closing Date in accordance with wire transfer instructions to be provided by the Escrow Agent.

3.

EARNEST MONEY

3.1 Earnest Money. Purchaser shall deliver to Republic Title of Texas, Inc., 2626 Howell Street, 10th Floor, Dallas, Texas 75204, Attn: Jennifer Haden (the “Escrow Agent”), as agent for a national title underwriter reasonably acceptable to Purchaser (the “Title Company”), within three (3) business days after the “Effective Date” (as defined below), an earnest money deposit (the “Deposit”) in the amount of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00). The Deposit, together with all interest accrued thereon, is herein collectively called the “Earnest Money”. The Deposit shall be invested by the Escrow Agent in an FDIC-insured, interest-bearing account as Purchaser shall direct. If the sale of the Property is consummated under this Agreement, the Earnest Money shall be paid to Seller and applied as a credit against the Purchase Price at Closing. If Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of this Agreement, the Earnest Money shall be returned to Purchaser, and neither party hereto shall have any further rights or obligations under this Agreement except for such obligations which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”).

4.

CONDITIONS TO CLOSING

4.1 Seller’s Obligations. Seller shall deliver to Purchaser (at Seller’s expense), within three (3) business days after the Effective Date, copies of all of the due diligence items listed on Schedule “A” attached hereto and incorporated herein with respect to the Property (collectively, the “Due Diligence Items”). In the event Purchaser elects to terminate this Agreement pursuant to any provision contained herein granting Purchaser the right to so terminate, then Purchaser promptly shall return the Due Diligence Items to Seller, and shall additionally deliver to Seller, without warranty, representation or recourse, copies of (i) all third party reports received by Purchaser in connection with its inspections of the Property, and (ii) all due diligence materials received by Purchaser in connection with its proposed rezoning of the Property, including zoning applications, plans, permits and related items.

4.1.1 Approval Period. During the period commencing on the Effective Date and expiring at 5:00 p.m. Central Time on the ninetieth (90th) day following the Effective Date (the “Approval Period”), the following matters shall be conditions precedent to Purchaser’s obligations under this Agreement:

(a) Purchaser’s being satisfied, in Purchaser’s sole discretion, that the Property is suitable for Purchaser’s intended use; and

(b) Purchaser’s being satisfied, in Purchaser’s sole discretion, with all of the Due Diligence Items.

Notwithstanding anything to the contrary, Purchaser shall have the right to terminate this Agreement, for any reason or for no reason whatsoever, by delivering written notice of such termination to Seller at any time prior to the expiration of the Approval Period, if, in Purchaser’s sole and absolute discretion, Purchaser decides not to consummate the purchase of the Property contemplated hereby. In such event, this Agreement will terminate as of the date of such notice, the Earnest Money shall be promptly returned to Purchaser by the Escrow Agent and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations. Should Purchaser fail to so terminate this Agreement pursuant to the foregoing provisions of this Section 4.1.1, then the termination right set forth in this Section 4.1.1 shall be deemed waived, the Earnest Money shall become non-refundable (except for Seller’s default or as otherwise provided herein) and the parties shall proceed to Closing.

4.1.2 Title Commitment. Seller shall convey good and indefeasible title to the Property to Purchaser at Closing, subject only to the “Permitted Encumbrances” (defined below). Within three (3) business days following the Effective Date, Seller shall order a current title commitment with an effective date after the Effective Date of this Agreement, in the amount of the Purchase Price with Purchaser as the proposed insured, and true, complete and legible copies of all documents of record referred to in the title commitment (the “Title Commitment”) for a Texas Owner’s Policy of Title Insurance issued by the Escrow Agent on behalf of the Title Company, in the amount of the Purchase Price, insuring good and indefeasible fee simple title to the Property subject only to the Permitted Encumbrances (the “Title Policy”). Purchaser shall have fifteen (15) days following its receipt of the last of the Title Commitment, copies of all documents of record listed therein and the “Survey” (defined below), to deliver to Seller written notice of Purchaser’s objections to survey, title and any uniform commercial code searches performed on the Seller (the “Title Objection Letter”). Seller shall have the right, but not the obligation, to cure Purchaser’s objections to title; provided however, and notwithstanding anything to the contrary, whether or not Purchaser objects to any title or survey matters, Seller shall have the absolute obligation to remove all “Monetary Liens” (as defined below) prior to or at Closing. Seller shall notify Purchaser in writing within ten (10) days following Seller’s receipt of the Title Objection Letter concerning which title objections, if any, Seller has agreed to cure. In the event that Seller does not undertake to cure all of the objections in the Title Objection Letter to Purchaser’s reasonable satisfaction (or does not respond to the Title Objection Letter within such ten (10) day period), then Purchaser shall have the right for fifteen (15) days after receipt of Seller’s response to the Title Objection Letter (or fifteen (15) days following the expiration of the period within which Seller was to so respond) to either (i) waive any such title objection in writing and proceed to Closing in accordance with the terms of this Agreement (in which event such waived title objection shall be deemed to be a “Permitted Encumbrance”, as defined below); provided, however that such election shall have no effect on Seller’s obligation to cure all Monetary Liens, or (ii) terminate this Agreement upon written notice to Seller and receive a refund of the Earnest Money, in which event neither party hereto shall have any further rights or obligations under this Agreement except for the Surviving Obligations (in the event Purchaser fails to terminate this Agreement within said 15 day period, Purchaser shall be deemed to have waived any such title objection in accordance with (i) of this sentence). Except for Monetary Liens, all exceptions set forth in Schedule B of the Title Commitment which are not objected to by Purchaser (including matters initially objected to by Purchaser which objections are subsequently waived in writing or deemed waived) are herein collectively called the “Permitted Encumbrances”.

In the event that any update to the Title Commitment or Survey indicates the existence of any liens, encumbrances or other defects or exceptions (the “Unacceptable Encumbrances”) which were not shown in the initial Title Commitment or Survey or UCC searches and that are unacceptable to Purchaser in Purchaser’s sole and absolute discretion, Purchaser shall within fifteen (15) days after receipt of any such update to the Title Commitment or Survey or UCC searches notify Seller in writing of its objection to any such Unacceptable Encumbrance (the “Unacceptable Encumbrance Notice”). Except for Monetary Liens, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, and notwithstanding anything to the contrary, Seller shall, prior to Closing, eliminate by paying, bonding around or otherwise discharging in a manner satisfactory to Purchaser and the Title Company (i) any Unacceptable Encumbrances that arise by, through or under Seller, and (ii) any mortgages, deeds of trust, deeds to secure debt, tax liens, mechanics’ liens or judgments that appear on the Title Commitment (“Monetary Liens”). In the event Seller is unable, unwilling or for any reason fails to eliminate or modify all of the Unacceptable Encumbrances to the reasonable satisfaction of Purchaser (other than the Unacceptable Encumbrances and Monetary Liens required to be removed by Seller in accordance with the preceding sentence), Purchaser may terminate this Agreement by delivering notice thereof in writing to Seller by the earliest to occur of (i) the Closing Date, (ii) fifteen (15) days after Purchaser’s receipt of Seller’s written notice to Purchaser of Seller’s intent to not cure one or more of such Unacceptable Encumbrances, or (iii) fifteen (15) days after the Unacceptable Encumbrance Notice, in the event Seller does not timely respond thereto. Upon a termination of this Agreement pursuant to the immediately preceding sentence, the Earnest Money shall be returned to Purchaser, and neither party shall have any further rights or obligations hereunder other than the Surviving Obligations.

4.1.3 Survey. Seller shall obtain a current, ALTA as-built survey of the Property (the “Survey”), which may be an update of the existing survey delivered by Seller to Purchaser. Seller shall bear the cost of the Survey. Seller shall order the Survey within two (2) business days of the Effective Date. Seller shall promptly deliver a copy of the Survey to Purchaser upon Seller’s receipt thereof.

4.1.4 Contracts. Purchaser shall notify Seller prior to the expiration of the Approval Period which of the “Contracts” (as defined below) Purchaser elects for Seller to cancel at Closing (the “Rejected Contracts”), and Seller hereby agrees to send termination notices with respect to each of the Rejected Contracts not later than Closing; provided, however, that any Contract which can only be terminated upon more than thirty (30) days notice shall be assumed by Purchaser at Closing. In the event that any of the Rejected Contracts are only terminable upon payment of a fee, then Purchaser shall be obligated to assume such Rejected Contract at Closing unless Purchaser elects to pay such termination fee, in which event Seller shall send a termination notice with respect to such Rejected Contract not later than Closing. All Contracts, other than the Rejected Contracts which Seller is obligated to cancel in accordance with the foregoing provision of this Section 4.1.4, shall be assumed by Purchaser at Closing.

4.2 Inspection. Commencing upon the Effective Date and through the Closing Date, or earlier termination of this Agreement by Purchaser, at any time and from time to time during normal business hours, Purchaser may inspect, test, and survey the Property and any and all portions thereof, including physical and mechanical inspections. Notwithstanding the foregoing, Purchaser must obtain Seller’s prior written approval of the scope and method of any environmental testing or investigation (other than a Phase I environmental site assessment), prior to Purchaser’s commencement of such inspections or testing. Seller shall cooperate in good faith with Purchaser, Purchaser’s agents and independent contractors in connection with all such inspections, tests and surveys. Purchaser, at Purchaser’s sole expense, shall repair any and all damage resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Section 4.2, and Purchaser shall indemnify, defend and hold Seller harmless from and against all claims for bodily injury or property damage which may be asserted against Seller arising out of the tests, studies, inspections and investigations performed by Purchaser hereunder, which obligation of indemnification shall survive the Closing or termination of this Agreement. Notwithstanding anything to the contrary, Purchaser shall have no liability or obligation to Seller with respect to Purchaser’s discovery of any preexisting conditions on the Property. Prior to any entry onto the Property by Purchaser or any of its agents, Purchaser shall furnish Seller with evidence that Purchaser maintains a policy of general liability insurance providing premises/operations coverage included under the per occurrence/general aggregate coverage, having a combined single limit liability of not less than $2,000,000, naming Seller as an additional insured. All entries onto the Property by Purchaser shall be preceded by not less than 48 hours prior notice to Seller.

4.3 Purchaser’s Representations and Warranties.

(a)	Purchaser represents and warrants to Seller that:

(i) Purchaser has the full right, power and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement and to perform all duties and obligations imposed on Purchaser under this Agreement,

(ii) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its assets is bound,

(iii) Purchaser is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Executive Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Executive Order and such other rules, regulations, legislation, or orders are collectively called the “Foreign Asset Orders”). Neither Purchaser nor any beneficial owner of Purchaser (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Executive Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Foreign Asset Orders (such lists are collectively referred to as the “OFAC Lists”) or (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person on the OFAC Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.

Purchaser’s representations and warranties set forth in this Section 4.3 shall survive the Closing of this Agreement for a period of six (6) months.

4.4 Seller’s Representations and Warranties.

(a)	Seller represents and warrants to Purchaser that as of the Effective Date and as of the Closing Date:

(i) Seller has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement, and Seller is a limited liability company and has been duly organized, is validly existing, is in good standing in the state in which it was formed, and is qualified to do business in the state in which the Property is located,

(ii) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound,

(iii) there is no existing (or to Seller’s actual knowledge threatened) litigation, action or proceeding affecting Seller or the Property,

(iv) To Seller’s actual knowledge, the Due Diligence Items prepared by Seller are true, accurate and complete in all material respects;

(v) To Seller’s actual knowledge, Seller currently has and will have at Closing title to the Property, free and clear of all liens (other than liens that will be released at or prior to Closing); no party other than the Seller, the Purchaser, the tenants, and any owner of mineral rights, has any material rights in or to occupy all or any part of the Property; no party other than the Purchaser has any agreement to purchase, right of first refusal, option to purchase or any other rights to acquire all or any part of the Property,

(vi) to Seller’s actual knowledge, except as may be set forth in the Due Diligence Items, no governmental environmental law regarding hazardous waste has been violated with respect to the Property,

(vii) Seller has no actual knowledge of, and has received no written notice regarding, any protected species existing on the Property,

(viii) to Seller’s actual knowledge, the list of contracts attached hereto as Exhibit “E” (the “Contracts”), is a complete and accurate list of all service contracts, equipment leases and/or maintenance agreements affecting the Property; to Seller’s actual knowledge, each Contract is in full force and effect, there are no uncured breaches or defaults by any party to the same, and no event has occurred or condition exists which, with the giving of notice or the passage of time, or both, would result in any breach or default by any party to the same,

(ix) to Seller’s actual knowledge, except as may be set forth in the Due Diligence Items, Seller is not aware of, and has not received, any notices from any insurance companies, governmental agencies or authorities or from any other parties (1) of any conditions, defects or inadequacies with respect to the Property (including health hazards or dangers, nuisance or waste), which, if not corrected, would result in termination of insurance coverage or increase its costs therefor, (2) with respect to any violation of any applicable zoning, building, health, environmental, traffic, flood control, fire safety, handicap or other law, code, ordinance, rule or regulation (collectively, the “Legal Requirements”), (3) of any pending or threatened condemnation proceeding with respect to the Property, or (4) of any proceedings which could cause the change, redefinition or other modification of access to the Property or the zoning classification of the Property; Seller shall immediately notify Purchaser of any violations or conditions of which Seller receives notice (whether written or oral),

(x) Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended,

(xi) To Seller’s actual knowledge, the rent roll (“Rent Roll”) attached hereto as Exhibit F is true, correct and complete as of the date hereof. With respect to each Tenant, to Seller’s knowledge: (1) such Tenant’s lease is in full force and effect and, to Seller’s knowledge, no uncured material breach or material default other than delinquent rent as disclosed to the Purchaser exists on the part of the landlord or tenant thereunder and no event has occurred or condition exists which, with the giving of notice or the passage of time, or both, would result in any breach or default on the part of landlord or tenant thereunder; (2) such Tenant has accepted possession of its leased premises in their present condition and is in possession thereof, and to Seller’s knowledge, the landlord has no obligation to construct and/or install any improvements or facilities in the leased premises for such Tenant; (3) except as reflected in the Rent Roll or otherwise disclosed in writing to the Purchaser, no rent called for under such tenant’s lease has been paid more than one month in advance of its due date; (4) to Seller’s knowledge, such Tenant has not asserted any claim of offset or other defense in respect of its or the landlord’s obligations under its Lease; and (5) except as reflected in the Rent Roll or as otherwise disclosed in writing to the Purchaser, such Tenant is not entitled to any concession, rebate, allowance, or period of occupancy free of rent under its Lease or any other agreement with Seller; within five (5) business days of Purchaser’s written request Seller shall deliver an updated Rent Roll to Purchaser, provided, however, that notwithstanding the foregoing, in no event shall Seller be obligated to deliver to Purchaser more than one updated Rent Roll during any 30 day period while this Agreement is in effect,

(xii) Seller has not received any written notice from any insurance company or board of fire underwriters requesting the performance of any work or alterations with respect to the Property, except those as to which Seller has completed remedial action,

(xiii) Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Executive Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Executive Order and such other rules, regulations, legislation, or orders are collectively called the “Foreign Asset Orders”). Neither Seller nor any beneficial owner of Seller (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Executive Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Foreign Asset Orders (such lists are collectively referred to as the “OFAC Lists”) or (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person on the OFAC Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.

For purposes of this Agreement, all references to “Seller’s actual knowledge”, “the knowledge of Seller” or any similar reference shall be deemed to refer to the current actual knowledge of Kenneth Morrison, without any special investigation or inquiry; provided, however, Seller represents and warrants that Kenneth Morrison is that person affiliated with Seller with the most knowledge regarding the operation of the Property, and is generally familiar with the ownership of the Property. All of the foregoing representations and warranties of Seller expressly shall survive the Closing for a period of six

(6) months. Notwithstanding anything to the contrary contained in this Agreement, in the event that Purchaser or its employees obtains actual knowledge prior to Closing that any of Seller’s representations or warranties were untrue when made in any material respect (or become untrue in any material respect following the Effective Date), or if Seller has delivered or made available to Purchaser information with respect to the Property at any time prior to the Closing Date (as hereinafter defined), and such information indicates that any such representations or warranties were not true when made in any material respect (or become untrue in any material respect following the Effective Date), then (i) Purchaser shall be deemed to have knowledge thereof (herein, “Deemed Knowledge”), (ii) such representation or warranty automatically and without further action shall be deemed to be qualified by such Deemed Knowledge, and (iii) Purchaser’s sole and exclusive remedy as a result thereof shall be to terminate this Agreement and receive a refund of the Earnest Money, and, in addition, if Seller’s representations or warranties were untrue when made, Purchaser shall be entitled to recover Purchaser’s actual out of pocket due diligence costs incurred in connection with this Agreement up to $100,000 (thereby waiving any and all rights and remedies otherwise available to Purchaser with respect to such breach of which Purchaser has Deemed Knowledge), and thereafter, Purchaser and Seller shall have no further rights or obligations under this Agreement except for the Surviving Obligations. If, notwithstanding that Purchaser has Deemed Knowledge of any such matter, as aforesaid, Purchaser nevertheless elects to close the transaction contemplated by this Agreement, then Purchaser shall be deemed to have waived any and all rights and remedies otherwise available to Purchaser with respect to such breach of which Purchaser has Deemed Knowledge, which waiver expressly shall survive Closing. Notwithstanding anything in this Agreement to the contrary, it is expressly agreed and understood that the maximum liability of Seller under this Agreement with respect to any and all claims or causes of action arising following Closing as a result of a breach by Seller of any representation or warranty contained in this Agreement in no event shall exceed the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), in the aggregate.

5.

COVENANTS OF SELLER

5.1 Operation of Property. From the Effective Date through and including the Closing Date, Seller agrees to operate, lease and maintain the Property in the normal course of business substantially in accordance with Seller’s current practices with respect to the Property, normal wear and tear and casualty damage excepted. Seller will not remove any tangible personal property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of tangible personal property. Seller will not, without the prior written consent of Purchaser (which consent may be withheld in Purchaser’s sole and absolute discretion), sell or permit to be sold or otherwise dispose of any item constituting a material portion of the Property. Seller will not further encumber or permit encumbrance of the Property in any manner. Seller shall not, without the prior written consent of Purchaser (which consent may be withheld in Purchaser’s sole and absolute discretion), grant, permit or otherwise create or consent to the creation of any easement, subdivision plat, restriction, restrictive covenant, lien, assessment, or encumbrance affecting any portion of the Property. Notwithstanding anything to the contrary, Seller shall not enter any new leases for the Property after the Effective Date unless such leases are terminable by landlord, with no cost or expense to landlord, upon thirty (30) days written notice to tenant.

5.2 Third-Party Contracts. From the Effective Date through and including the Closing Date, Seller agrees to enter into only those third-party contracts which are necessary to carry out its obligations under Section 5.1, which shall be on market terms and cancellable on thirty (30) days written notice or less, without payment of any fee or penalty. Copies of all such contracts so entered into by Seller shall be promptly provided by Seller to Purchaser.

5.3 Obligation to Provide Notices. Seller agrees to promptly provide Purchaser with copies of any and all notices which Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Seller or the Property, (iv) notice of defaults from tenants, or (v) notice of defaults under any third-party contracts.

5.4 Development Approvals. Prior to Closing, Seller agrees to cooperate with Purchaser, upon Purchaser’s written request, with respect to Purchaser’s efforts to obtain all necessary permits and other governmental approvals relating to Purchaser’s proposed development of the Property following Closing, all at no cost, expense or liability to Seller.

6.

CLOSING

6.1 Closing. Assuming that all conditions to closing have been satisfied and this Agreement has not otherwise been terminated, the consummation of the transaction contemplated hereby (the “Closing”) shall be held at the offices of the Escrow Agent, located at the address set forth in Section 9.1 hereof, on the ninetieth (90th) day following the expiration of the Approval Period (the “Closing Date”). Seller and Purchaser agree that the Closing shall be consummated through an escrow closing with the Escrow Agent acting as escrow agent, and neither party need be present at Closing.

6.2 Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject only to tenants in possession under the Leases.

6.3 Proration All rents, other amounts payable by the tenants under the Leases and the Billboard Leases, and all other income with respect to the Property for the month in which Closing occurs, to the extent collected by Seller on or before the Closing Date, and personal property taxes, ad valorem property taxes, and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date, with Purchaser receiving the benefits and burdens of ownership on the Closing Date. Utilities shall be canceled by Seller and reestablished in Purchaser’s name on the Closing Date, if possible; otherwise utilities shall be prorated at Closing. Any amounts unpaid under the Contracts which Purchaser elects to assume at Closing shall be prorated between Seller and Purchaser at Closing.

(a) If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and the Billboard Leases have actually been paid for the month in which the Closing occurs, the apportionment of such rents shall be upon the basis of such rents actually received by Seller, with Purchaser receiving the portion of all such rentals and other amounts attributable to the period from and after Closing, which proration obligation expressly shall survive Closing. If any rents which are delinquent as of Closing are actually received by Purchaser following Closing, all such amounts shall first be applied to post-closing rents and other amounts due to Purchaser for the period from and after Closing, and the balance shall be paid by Purchaser to Seller within thirty (30) days following Purchaser’s receipt thereof, to the extent, and only to the extent of any rental delinquencies owed by any such tenant to Seller for the period prior to Closing. If, subsequent to the Closing, any rents or other income are actually received by Seller, Seller shall immediately remit the same, for Purchaser’s prorata share thereof calculated as aforesaid, to Purchaser.

(b) If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year, including all matters appearing on the tax bill for such year, whether ad valorem or non- ad valorem, applied to the latest assessed valuation, which proration shall be reprorated once the actual taxes are established.

The terms and provisions of this Section 6.3 shall expressly survive Closing.

6.4 Closing Costs and Credits. Purchaser shall pay, on the Closing Date, (a) one-half of any escrow fees and other customary charges of the Escrow Agent, (b) all recording costs relating to the Deed, (c) all title insurance costs relating to extended coverage and/or any endorsements desired by Purchaser with respect to the Title Policy, and (d) the fees of Purchaser’s counsel. Seller shall pay, on the Closing Date, (w) one-half of any escrow fees and other customary charges of the Escrow Agent, (x) all costs relating to the Survey, (y) all title insurance costs relating to the base Title Policy, and (z) the fees of Seller’s counsel. Purchaser shall receive a credit at Closing for all security deposits made by tenants under the Leases and for any prepaid rents and other amounts related to months following the month in which Closing occurs.

6.5 Seller’s Obligations at the Closing. At or before the Closing, Seller shall take such action as the Escrow Agent requires of Seller to consummate the transactions made the subject of this Agreement and shall deliver to Purchaser (or cause to be delivered to Purchaser) the following:

(a) Deed. Special Warranty Deed (the “Deed”) conveying the Land and the Improvements to Purchaser, in the form attached to this Agreement as Exhibit “B”, subject only to the Permitted Encumbrances.

(b) Assignment of Personal Property, Service Contracts, Warranties and Leases. An Assignment of Personal Property, Service Contracts, Warranties and Leases (the “Assignment”), free of any claims, in the form attached to this Agreement as Exhibit “C”.

(c) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be required by the Escrow Agent to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(d) Foreign Person. An affidavit of Seller, providing the seller’s U.S. taxpayer identification number, certifying that Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.

(e) Leases. The originals of all of the Leases and the Billboard Leases, which may be delivered at the Property.

(f) Contracts. The originals of all of the Contracts other than Rejected Contracts, which may be delivered at the Property.

(g) Affidavit. An affidavit in the form required by the Escrow Agent to remove any standard exceptions from the Title Policy, including mechanics’ liens, parties in possession and similar matters, and in form required by the Escrow Agent to issue the Title Policy as requested by Purchaser.

(h) Seller’s Closing Statement. Seller shall execute and deliver to the Title Company a Seller’s Closing Statement, in conformity with the terms of this Agreement.

(i) Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

6.6 Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver to the Escrow Agent the following:

(a) Purchase Price. The Purchase Price (net of Earnest Money to be applied against the Purchase Price, and subject to adjustment in connection with prorations, credits and charges hereunder), payment of which shall be made by wire transfer of immediately available funds to the account of the Escrow Agent.

(b) Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Escrow Agent to evidence Purchaser’s authority to consummate the transactions contemplated by this Agreement.

(c) Purchaser’s Closing Statement. Purchaser shall execute and deliver to the Title Company a Purchaser’s Closing Statement, in conformity with the terms of this Agreement.

6.7 Purchaser’s Closing Conditions.

(a) In addition to all other conditions set forth herein, the obligation of Purchaser to consummate the transactions contemplated hereunder is conditioned upon the following:

(1) Representations and Warranties. Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and as of Closing.

(2) Obligations Performed. As of the Closing Date, Seller shall have performed all of its material obligations under this Agreement (including Section 6.5).

(3) Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, the Title Policy, Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

If any condition listed in this Section 6.7 is not satisfied on or before the applicable time period stated in this Section 6.7, then Purchaser may, at its election, (A) exercise any remedy available to Purchaser under Section 8 hereof to the extent such remedy is available to Purchaser pursuant to the terms of Section 8 as a result of the failure of a condition set forth in subsection (2) of this Section 6.7, or (B) terminate this Agreement and recover the Earnest Money by delivering written notice thereof to Seller, in which case, neither Seller nor Purchaser shall have any obligations hereunder except for the Surviving Obligations.

6.8 Seller’s Closing Conditions.

(a) In addition to all other conditions set forth herein, the obligation of Seller to consummate the transactions contemplated hereunder is conditioned upon the following:

(1) Representations and Warranties. Purchaser’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and as of Closing.

(2) Obligations Performed. As of the Closing Date, Purchaser shall have performed all of its material obligations under this Agreement.

If any condition listed in this Section 6.8 is not satisfied on or before the applicable time period stated in this Section 6.8, then Seller may, at its election, exercise any remedy available to Seller under Section 8 hereof.

7.

RISK OF LOSS

7.1 Condemnation. If, prior to the Closing, action is initiated to take the Land and Improvements, or part thereof, by eminent domain proceedings or by deed in lieu thereof, Purchaser may, by written notice delivered to Seller within ten (10) days following the date Seller notifies Purchaser of such condemnation, elect to either (a) terminate this Agreement, in which event Purchaser shall be entitled to the return of the Earnest Money, and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price. In the event of any other eminent domain proceeding or taking, the parties shall proceed to Closing without any adjustment to the Purchase Price, and Seller shall assign to Purchaser at Closing all rights of Seller in and to the award of the condemning authority.

7.2 Casualty. If the Improvements, or any part thereof, suffers any damage equal to or in excess of $500,000.00 in Seller’s reasonable estimation prior to the Closing from fire or other casualty, Purchaser may, by written notice delivered to Seller within ten (10) days following the date Seller notifies Purchaser of such casualty, elect to either (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price. Failure of Purchaser to so notify Seller within the aforesaid ten (10) day period shall be deemed to be Purchaser’s election to proceed to Closing pursuant to Section 7.2(b) above. If the Improvements, or any part thereof, suffers any damage less than $500,000.00 in Seller’s reasonable estimation prior to the Closing, Purchaser agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage, and there shall be no reduction in the Purchase Price.

8.	DEFAULT

8.1 Breach by Seller. Subject to Section 8.3 below, in the event that Seller shall fail to consummate this Agreement for any reason, except Purchaser’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Purchaser shall be entitled, as its sole and exclusive remedy, at law or in equity, to either (i) terminate this Agreement and receive a refund of the Earnest Money, and neither party shall have any further right or obligation hereunder other than the Surviving Obligations; or (ii) pursue the remedy of specific performance of Seller’s obligations under this Agreement; provided, however, and notwithstanding anything to the contrary, if the remedy of specific performance is unavailable because Seller transfers title to the Property to a party other than the Purchaser, then Purchaser shall have any remedies at law or in equity.

8.2 Breach by Purchaser. Subject to Section 8.3 below, in the event that Purchaser fails to consummate this Agreement for any reason, except Seller’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Seller shall be entitled, as its sole and exclusive remedy, at law or equity, to terminate this Agreement and thereupon shall be entitled to receive the Earnest Money as liquidated damages (and not as a penalty), Seller waiving all other remedies at law or equity. Seller and Purchaser have made this provision for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such breach, and Seller and Purchaser agree that these sums represent a reasonable forecast of such damages. Nothing contained in this Section 8.2 shall be deemed to limit, modify or otherwise affect Purchaser’s indemnification obligations set forth in Section 4.2 of this Agreement.

8.3 Notice and Cure. In the event Seller or Purchaser fails to perform any of its obligations under this Agreement, the non-defaulting party shall provide the defaulting party with notice and five (5) days to cure such default, prior to pursuing any remedies available with respect to such default; provided, however, that (i) no such notice and cure shall be provided with respect to a party’s default in failing to timely close, and (ii) in no event shall any such notice and cure period result in an extension of the Closing Date.

9.

MISCELLANEOUS

9.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below, or (d) on the date delivered by facsimile to the respective numbers specified below, provided confirmation of facsimile is received and further provided any such facsimile notice shall be sent by one of the other permitted methods of providing notice on the next succeeding business day (by way of example, and for the avoidance of doubt, if a termination right pursuant to this Agreement is to take place on business day one (1), the party exercising such termination right shall have effectively exercised such termination right if, on business day (1), such party delivers facsimile notice to the non-terminating party in accordance with (d) above, and, on business day two (2), the terminating party deposits such facsimile notice into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to the non-terminating party at the address specified below). For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular party whose address is to be changed):

If to Seller:	SSGT Borden Park, LLC
111 Corporate Drive, Suite 120
Ladera Ranch, CA 92694
Attn: H. Michael Schwartz
Tel: (949) 429-6600
Fax: (949) 429-6606

with copies to:	SSGT Borden Park, LLC
8235 Douglas Avenue, #815
Dallas, Texas 75225
Attn: Wayne Johnson
Tel: (214) 217-9797
Fax: (214) 217-9798; and

Mastrogiovanni Mersky & Flynn, P.C.
2001 Bryan Street, Suite 1250
Dallas, Texas 75201
Attn: Charles Mersky, Esq.
Tel: (214) 922-8800
Fax: (214) 922-8801

If to Purchaser:	Din/Cal 3, Inc.
3411 Richmond Avenue, Suite 200
Houston, Texas 77046
Attn: John Caltagirone
Tel: 832 209 1224
Fax: 832 209 1225

with a copy to:	Slobin & Slobin, PC
2500 Tanglewilde, Suite 275
Houston, Texas 77046
Attn: Brett Slobin, Esq.
Tel: 713 871 1133
Fax: 713 871 1618

with a copy to:	Din/Cal 3, Inc.
777 S Hwy. 101 Suite 210
Solana Beach, California 92075
Attn: Josh Vasbinder
Tel: 858-847-9311
Fax: 858-345-1320

If to Escrow Agent:	Republic Title of Texas, Inc.
2626 Howell Street
10th Floor
Dallas, Texas 75204
Attn: Jennifer Haden
Tel: (214) 754-7750
Fax: (214) 303-0935

9.2 Real Estate Commissions. Pursuant to a separate written agreement, Purchaser has agreed to pay Argus Self Storage (“Broker”) a real estate commission upon consummation of the transaction contemplated by this Agreement. Except for Purchaser’s agreement with Broker, neither Seller nor Purchaser has authorized any broker or finder to act on any party’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify, defend and hold harmless Seller from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, including Broker. Seller agrees to indemnify, defend and hold harmless Purchaser from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

9.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

9.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

9.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

9.6 Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas, then, in such event, the final date of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. The last day of any period of time described herein shall be deemed to end at 11:59 p.m. local time in the state in which the Property is located.

9.7 Governing Law. This Agreement shall be governed by the laws of the State of Texas and the laws of the United States pertaining to transactions in such State.

9.8 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns. Seller may not assign its rights or obligations under this Agreement without Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole and absolute discretion. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be entitled to assign this Agreement to an entity controlled by or affiliated with Purchaser; provided, however, that no such assignment shall release or relieve Purchaser of any liability hereunder. Purchaser shall provide Seller with notice of any permitted assignment by Purchaser not later than three (3) business days prior to Closing, and additionally shall provide Seller at such time with a copy of the instrument of assignment, which shall provide that such assignee assumes all Purchaser’s obligations and liabilities under this Agreement.

9.9 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.10 Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys’ fees incurred in such suit.

9.11 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; and in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. Facsimile and/or electronic signature pages shall be effective for purposes of this Section 9.11.

9.12 Effective Date. For purposes of this Agreement, the “Effective Date” shall mean the later of the dates that this Agreement has been executed by Seller and Purchaser, as indicated on the signature page hereof, unless this Agreement is executed by Seller and Purchaser on the same date, in which event such same date shall constitute the Effective Date.

9.13 Exhibits. The following schedules and exhibits are attached to this Agreement and incorporated herein by this reference and made a part hereof for all purposes:

(a)	Schedule A, List of Due Diligence Documents

(b)	Schedule B, Billboard Leases

(c)	Exhibit A, Legal description of the Land

(d)	Exhibit B, Form of the Deed

(e)	Exhibit C, Form of the Assignment

(f)	Exhibit D, List of Personal Property

(g)	Exhibit E, List of Contracts

(h)	Exhibit F, Rent Roll

9.14 Tax-Deferred Exchange. Each party will, upon request by the other party, cooperate as reasonably required to assist the other party in facilitating a tax-deferred exchange. Notwithstanding the foregoing, (i) neither party will be required to undertake or incur any liabilities or obligations or expend any sums of money in connection with a proposed tax-free exchange for the benefit of the other party, (ii) Seller shall be obligated to execute the Deed.

9.15 Confidentiality. Seller and Purchaser hereby covenant and agree that, at all times after the Effective Date and continuing after the Closing, unless consented to in writing by the other party (which consent may be granted or withheld in the sole discretion of the party whose consent is being requested), no press release or other public disclosure concerning this transaction shall disclose the Purchase Price or any other economic terms of this transaction, and each party agrees to use best efforts to prevent disclosure of any such restricted information by any third party. Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, and (ii) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with (a) any court order, (b) the directive of any applicable governmental authority, or (c) any applicable securities law, rule and/or regulation. The provisions of this Section 9.15 shall survive Closing or any termination of this Agreement for twelve (12) months.

9.16 Independent Consideration. Contemporaneously with the execution hereof, Purchaser shall deliver to Seller the sum of One Hundred and no/100 Dollars ($100.00), representing independent consideration for the Approval Period and Purchaser’s right to terminate this Contract during the Approval Period.

9.17 Disclaimers by Seller.

A.

Except as expressly set forth in this Agreement, or in the Deed, it is understood and agreed that neither Seller nor Seller’s agents, employees or representatives have at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller’s limited warranty of title to be contained in the Deed), (b) environmental matters relating to the Property, the Land and Improvements or any portion thereof, including, without limitation, the presence of “Hazardous Materials” (as defined below) in, on, under or in the vicinity of the Land and Improvements, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which, the Land or Improvements or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Land or Improvements or any portion thereof may be subject, (i) the availability of any utilities to the Land or Improvements or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Land or Improvements or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Land or Improvements or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property, the Land or Improvements or any part thereof, (m) the condition or use of the Land or Improvements or compliance of the Land or the Improvements with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Land or Improvements, (p) the potential for further development of the Land or Improvements, (q) the merchantability of the Property, the Land or the Improvements or fitness of the Property, the Land or the Improvements for any particular purpose, (r) the truth, accuracy, or completeness of the Due Diligence Items not prepared by Seller, (s) tax consequences, or (t) intentionally deleted.

B.	Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS”. Except for the representations and warranties of Seller under Section 4.4 above, and in the Deed, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property, the Land or the Improvements or relating thereto (including specifically, without limitation, property information packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property, the Land and the Improvements as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely solely upon same. Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property, the Land and the Improvements as Purchaser deemed necessary to satisfy itself as to the condition of the Property, the Land and the Improvements and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Land and the Improvements, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser’s residence. Each of Seller and Purchaser hereby waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to the other.

C.	Purchaser acknowledges that it will have the opportunity to inspect the Property, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property, the Land and the Improvements and adjacent areas as Purchaser deems necessary,.

D.	Purchaser agrees to indemnify, defend and hold Seller harmless of and from any and all liabilities, claims, demands, and expenses of any kind or nature to the extent arising or accruing after Closing and which are in any way related to the ownership, maintenance, or operation of the Property, the Land or the Improvements by Purchaser and its successors and assigns, including, without limitation, in connection with Hazardous Materials. Seller agrees to indemnify, defend and hold Purchaser harmless of and from any and all liabilities, claims, demands, and expenses of any kind or nature to the extent arising or accruing prior to Closing and which are in any way related to the ownership, maintenance, or operation of the Property, the Land or the Improvements by Seller, including, without limitation, in connection with Hazardous Materials.

E.	Intentionally Deleted.

F.	The terms and conditions of this Section 9.17 shall expressly survive the Closing without time limitation, and shall not merge with the provisions of any closing documents.

G.	Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

[Remainder of page intentionally left blank and signature page to follow]

Executed to be effective as of the Effective Date.

SELLER:

SSGT Borden Park, LLC, a Delaware limited liability company

By:	Strategic Storage Growth Trust, Inc.,
a Maryland corporation, its Manager

	By:	/s/ H. Michael Schwartz
	Name:	H. Michael Schwartz
	Title:	President

Date: April 12, 2016

PURCHASER:

Din/Cal 3, Inc., a Texas corporation

By:	/s/ John Caltagirone
Name:	John Caltagirone
Title:	Vice President

Date: April 12, 2016

The undersigned Escrow Agent hereby acknowledges receipt of (i) a fully executed copy of this Agreement on the      day of April, 2016, and (ii) the Two Hundred Fifty Thousand and no/100 Dollar ($250,000.00) earnest money deposit on the      day of April, 2016, and agrees to hold and dispose of the Earnest Money in accordance with the provisions of this Agreement. Seller and Purchaser hereby designate the Escrow Agent as the “Real Estate Reporting Person” with respect to the transaction contemplated by this Agreement, for purposes of compliance with Section 6045(e) of the Tax Reform Act of 1986, as amended, and the Escrow Agent, by its execution below, hereby accepts such designation.

ESCROW AGENT:

Republic Title of Texas, Inc.

By:
Name:
Title: